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                                                            EXH 23.1




                          INDEPENDENT AUDITOR'S CONSENT


We hereby consent to the use of our reports dated March 31, 1997, accompanying the consolidated financial statements of Renaissance Entertainment Corporation as of December 31, 1996, March 31, 1996 and 1995, included in the Company's Annual Report on Form 10-K and to the incorporation by reference of the aforementioned financial statements in Registration No. 33-90044 for the 1993 Stock Incentive Plan, Registration No. 33-97388 also for the 1993 Stock Incentive Plan, and Registration No. 333-21479 for sales by certain Selling Shareholders, and Registration No. 333-17167 for the 1996 Consultant Compensation Agreements.







Schumacher & Associates, Inc.
April 14, 1997